Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-150606, 333-143320, 333-138969 and 333-159088) of Hansen Medical, Inc. of our report dated March 13, 2009, except for the restatement described in Note 2 to the consolidated financial statements and the matters described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting as to which the date is November 16, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 16, 2009